PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER FINANCIAL RESULTS

GAAP Diluted EPS $0.88 vs. $0.30

Excluding Special Items, Diluted EPS $0.74 vs. $0.67

Newark, Del. – May 9, 2011 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2011.

Total net sales for the quarter were $185.3 million, up 13% from $163.5 million in the corresponding period last year. Net income was $21.5 million, or $0.88 per diluted share, up sharply from $7.4 million, or $0.30 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $33.5 million, more than double the $15.4 million a year ago.

Results for the first quarter include after-tax foreign exchange gains of $4.2 million, or $0.17 per diluted share. The results also include other special items, which are summarized in the table below. For the first quarter of 2011, these items had a combined positive impact on net income of $3.3 million, or $0.14 per diluted share; a year ago, special items reduced net income by $9.2 million, or $0.37 per diluted share. Excluding these items, diluted earnings per share for the first quarter of 2011 were $0.74, a 10% increase from $0.67 a year ago.

EBITDA and net income excluding special items, and related per share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2011		Quarter ended March 31, 2010

	After-tax	Per diluted	After-tax	Per diluted
	(in millions)	share	(in millions)	share

Net income	$21.5	$ 0.88	$7.4	$ 0.30

Foreign exchange (gains)/losses	(4.2)	(0.17)	0.2	0.01
Civil complaint legal and professional expenses	0.8	0.03	-	-
Pension charge	0.1	-	2.9	0.12
Restructuring charge	-	-	6.2	0.24
OFFP/FCPA settlement accrual	-	-	(3.0)	(0.12)
OFFP/FCPA legal and professional expenses	-	-	2.9	0.12

	(3.3)	(0.14)	9.2	0.37

Net income excluding special items	$18.2	$ 0.74	$16.6	$ 0.67

“We are very pleased to report a 10% increase in our first quarter earnings excluding special items – an excellent performance in light of the margin pressure we’re facing from higher raw material costs,” said Patrick Williams, President and Chief Executive Officer. “Fuel Specialties continues to deliver solid results in a very challenging environment, while Active Chemicals turned in its best quarter ever, with sales up 24% and operating income nearly double a year ago.”

Fuel Specialties’ net sales for the quarter were $127.1 million, a 13% increase from $112.8 million in last year’s first quarter. By region, sales were up 11% in the Americas, 10% in Europe, Middle East and Africa (EMEA), and 16% in Asia-Pacific. The segment’s gross margin was 28.9%, compared with 33.7% a year ago. Its operating income for the quarter was $22.3 million, a 1% increase from $22.1 million a year ago.

Net sales in Active Chemicals were $46.5 million, up 24% from $37.4 million a year ago. By region, sales increased 23% in the Americas, 29% in EMEA, and 13% in Asia-Pacific. Active Chemicals’ gross margin was 25.6%, compared with 21.9% a year ago. The segment’s operating income was $7.6 million, up 85% from $4.1 million in last year’s first quarter.

In Octane Additives, net sales for the quarter were $11.7 million, down 12% from $13.3 million a year ago. The segment’s gross margin was 42.7%, compared with 45.1% a year ago. Operating income for the quarter was $2.2 million, including a $1.0 million accrual for civil complaint legal and professional expenses; a year ago, operating income of $6.7 million included a $3.0 million benefit from an adjustment to the settlement accrual related to the United Nations Oil for Food Program and FCPA investigations.

Corporate costs for the quarter were $7.5 million, compared with $9.0 million a year ago which included a $3.9 million pre-tax charge for the expected cost of the Company’s new external compliance monitor. The increase excluding that item primarily reflects higher accruals for share based compensation expense, driven by the outstanding performance in Innospec’s share price during the quarter. As expected, the charge related to the Company’s pension plan declined sharply to $0.1 million from $3.8 million (pre-tax) a year ago. The effective tax rate for the quarter was 24.0%, compared to 26.0% in last year’s first quarter.

Net cash generated from operations was $5.7 million for the quarter, primarily due to continued strong operating income, partly offset by increased working capital requirements. As of March 31, 2011, Innospec had $94.2 million in cash and cash equivalents, $67.2 million more than its total debt of $27.0 million. The Company repurchased 116,820 Innospec shares during the quarter under its Rule 10b5-1 repurchase plan.

Mr. Williams concluded, “Our core growth businesses in Fuel Specialties and Active Chemicals continue to perform well, and are strategically positioned to deliver much better results when raw material costs begin to stabilize – or even fall. We are cognizant that our customers are hurting as well from raw material cost pressure – we remain committed to delivering the best technology/customer service at the best price through our customer focused innovation and research programs. With our strong cash flow and highly liquid balance sheet, we have the financial flexibility to drive significant long-term growth for our stockholders, both organically and through potential acquisitions.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense (net), income taxes, depreciation, amortization and impairment of Octane Additives business goodwill. Net income excluding special items is net income per our consolidated financial statements adjusted for the exclusion of foreign exchange (gains)/losses, civil complaint legal and professional expenses, pension charge, restructuring charge, OFFP/FCPA settlement accrual and OFFP/FCPA legal and professional expenses. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 850 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects”, “anticipates”, “may”, “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, including specifically those under the heading "Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt Innospec Inc. +44-151-356-6241 Brian.Watt@innospecinc.com Tom Pratt RF|Binder Partners +1-212-994-7563 Tom.Pratt@RFBinder.com

Schedule 1

	INNOSPEC INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF INCOME

		Three Months Ended
			March 31

		2011		2010
(in millions, except share and per share data)

Net sales		$185.3		$163.5
Cost of goods sold		(131.7)		(111.3)

Gross profit		53.6		52.2

Selling, general and administrative		(23.6)		(26.9)
Research and development		(4.3)		(4.0)
Restructuring charge		-		(8.2)
Amortization of intangible assets		(1.2)		(1.2)
Impairment of Octane Additives business goodwill		(0.6)		(0.6)

		(29.7)		(40.9)

Operating income		23.9		11.3
Other net income/(expense)		5.3		(0.1)
Interest expense (net)		(0.9)		(1.2)

Income before income taxes		28.3		10.0
Income taxes		(6.8)		(2.6)

Net income		$21.5		$7.4

Earnings per share	Basic	$0.91		$0.31
	Diluted	$0.88		$0.30

Weighted average shares	Basic	23,655		23,682
outstanding (in thousands)	Diluted	24,461		24,883

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES
	SEGMENTAL ANALYSIS

ANALYSIS OF BUSINESS UNIT RESULTS
		Three Months Ended
			March 31
(in millions)		2011		2010

Net sales
Fuel Specialties		$127.1		$112.8
Active Chemicals		46.5		37.4
Octane Additives		11.7		13.3

		185.3		163.5

Gross profit
Fuel Specialties		36.7		38.0
Active Chemicals		11.9		8.2
Octane Additives		5.0		6.0

		53.6		52.2

Operating income
Fuel Specialties		22.3		22.1
Active Chemicals		7.6		4.1
Octane Additives		2.2		6.7
Pension charge		(0.1)		(3.8)
Corporate costs		(7.5)		(9.0)

		24.5		20.1

Restructuring charge		-		(8.2)
Impairment of Octane Additives business goodwill		(0.6)		(0.6)

Total operating income		$23.9		$11.3

Schedule 2B

NON-GAAP MEASURES
	Three Months Ended
		March 31
	2011		2010
(in millions)

Net income	$21.5		$7.4
Interest expense (net)	0.9		1.2
Income taxes	6.8		2.6
Depreciation and amortization	3.7		3.6
Impairment of Octane Additives business goodwill	0.6		0.6

EBITDA	33.5		15.4

Fuel Specialties	23.5		23.3
Active Chemicals	9.1		5.6
Octane Additives	2.7		7.2
Pension charge	(0.1)		(3.8)
Corporate costs	(7.0)		(8.6)

	28.2		23.7
Restructuring charge	-		(8.2)
Other net income/(expense)	5.3		(0.1)

EBITDA	$33.5		$15.4

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31		December 31
	2011		2010

		(in millions)
Assets
Current assets
Cash and cash equivalents	$94.2		$111.3
Accounts receivable (less allowance	89.3		84.2
of $2.2 and $2.1, respectively)
Inventories	127.1		122.3
Prepaid expenses	3.4		4.1

Total current assets	314.0		321.9

Property, plant and equipment	48.6		48.7
Goodwill – Fuel Specialties and Active Chemicals	139.1		139.0
Goodwill – Octane Additives	4.0		4.6
Intangible assets	17.8		19.0
Deferred finance costs	0.3		0.5
Deferred income taxes	12.5		12.7
Other non-current assets	2.9		1.9

Total assets	$539.2		$548.3

Liabilities and Stockholders’ Equity
Accounts payable	$52.0		$45.9
Current portion of accrued liabilities	72.6		85.7
Accrued income taxes	5.5		6.1
Short-term borrowing	27.0		15.0
Current portion of plant closure provisions	4.2		3.9
Current portion of unrecognized tax benefits	2.2		2.2
Current portion of deferred income	0.1		0.1

Total current liabilities	163.6		158.9

Accrued liabilities, net of current portion	13.7		13.6
Long-term debt, net of current portion	-		32.0
Plant closure provisions, net of current portion	23.5		23.6
Unrecognized tax benefits, net of current portion	6.5		6.4
Pension liability	9.8		11.7
Other non-current liabilities	0.4		0.5
Deferred income, net of current portion	0.9		0.9
Total stockholders’ equity	320.8		300.7

Total liabilities and stockholders’ equity	$539.2		$548.3

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
		March 31
	2011		2010
		(in millions)

Cash Flows from Operating Activities

Net income	$21.5		$7.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3.9		3.9
Impairment of Octane Additives business goodwill	0.6		0.6
Deferred income taxes	0.2		(0.6)
Changes in working capital	(16.3)		(9.2)
Excess tax benefit from stock based payment arrangements	(0.6)		-
Income taxes and other current liabilities	(0.8)		(7.7)
Movement on plant closure provisions	0.1		-
Movement on pension liability	(2.2)		10.4
Stock option compensation	0.9		0.9
Movements on other non-current assets and liabilities	(1.6)		2.7

Net cash provided by operating activities	5.7		8.4

Cash Flows from Investing Activities

Capital expenditures	(1.5)		(1.4)

Net cash (used in) investing activities	(1.5)		(1.4)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(5.0)		4.0
Repayment of term loan	(15.0)		(10.0)
Excess tax benefit from stock based payment arrangements	0.6		-
Issue of treasury stock	0.5		-
Repurchase of common stock	(3.4)		(0.1)

Net cash (used in) financing activities	(22.3)		(6.1)
Effect of exchange rate changes on cash	1.0		(2.0)

Net change in cash and cash equivalents	(17.1)		(1.1)
Cash and cash equivalents at beginning of period	111.3		68.6

Cash and cash equivalents at end of period	$94.2		$67.5

Amortization of deferred finance costs of $0.2 million (2010 - $0.3 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.